Exhibit 5.1
633 West Fifth Street, Suite 1550 Los Angeles, CA 90071-2027 PHONE 323.210.2900 FAX 866.974.7329 www.wsgr.com

June 4 2019

Revolve Group, Inc.

16800 Edwards Road

Cerritos, CA 90703

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-227614), as amended (the “Registration Statement”), filed by Revolve Group, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 13,529,411 shares (including 1,764,705 shares issuable upon exercise of an option to purchase additional shares granted to the underwriters) of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), of which up to 3,382,352 Shares (including Shares issuable upon exercise of an option to purchase additional shares granted to the underwriters) will be newly issued and sold by the Company and up to 10,147,059 Shares (including the Shares issuable upon exercise of an option to purchase additional shares granted to the underwriters) will be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the underwriters and the Selling Stockholders (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

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Revolve Group, Inc.

June 4, 2019

On the basis of the foregoing, we are of the opinion, that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation